                                                                     EXHIBIT 2.3

                              AMENDMENT NO. 2 TO
                  MERGER AGREEMENT AND PLAN OF REORGANIZATION


     THIS AMENDMENT NO. 2 TO MERGER AGREEMENT AND PLAN OF REORGANIZATION (the "Amendment") is entered into as of July 22, 1999, by and among STRATEGICUS PARTNERS INC., an Oregon corporation ("Strategicus"), NET VALUE HOLDINGS, INC., a Delaware corporation ("NVH") and DOUGLAS SPINK.

     On June 21, 1999, the parties executed and delivered a Merger Agreement and Plan of Reorganization and on July 8, 1999 the parties executed and delivered an Amendment No. 1 to Merger Agreement and Plan of Reorganization (collectively the "Agreement"). This Amendment modifies certain of the terms and conditions contained in the Agreement.

     NOW THEREFORE, the parties agree as follows:

     1.   Defined Terms.  Unless given a different meaning herein, all
          -------------
capitalized terms used in this Amendment shall have the meanings ascribed to them in the Agreement.

     2.   Continuing Effectiveness.  Except as expressly modified herein, all of
          ------------------------
the terms, conditions, covenants and exhibits set forth in the Agreement remain in full force and effect among the parties.

     3.   Conversion of Strategicus Stock.  The terms and conditions set forth
          -------------------------------
in Section 3.1 of the Agreement are hereby deleted and shall be replaced with the following:

          At the Effective Time, all of the issued and outstanding shares of common stock of Strategicus, no par value ("Strategicus Stock"), issued and outstanding immediately prior to the Effective Time (each, a "Share" and collectively, the "Shares") shall, by virtue of the Merger and without any action on the part of Strategicus or the holder be converted into, and become exchangeable for 2,311,460 validly issued, fully paid and nonassessable shares of Series A Preferred Stock, par value $.001 per share, of the Surviving Corporation and 7,524,628 validly issued, fully paid and nonassessable shares of common stock, par value $.001 per share, of the Surviving Corporation ("NVH Stock"), subject to the vesting provisions set forth in Section
          3.2 hereof (collectively, the "Merger Consideration"). Each holder of Strategicus Stock (collectively, the "Strategicus Stockholders" and each a "Strategicus Stockholder") shall be required to surrender his share certificate or certificates to NVH, or its transfer agent, on the Effective Time or as soon as practicable thereafter and shall receive such shares of NVH Stock as is set forth beside the name of such Strategicus Stockholder on Schedule 3.1. NVH shall, in exchange for the Strategicus Stock owned by Douglas Spink, issue and deliver to Douglas Spink the entire Merger Consideration to which he is entitled at the Effective Time as set forth herein, including NVH Shares which will vest over the next twenty-four months pursuant to the vesting schedule set forth in Section 3.2. Each stock certificate which NVH issues to Douglas Spink for any shares of NVH Stock which have not vested pursuant to the vesting schedule in
          Section 3.2 shall contain appropriate restrictive legends regarding the vesting of such NVH Stock and NVH shall instruct its transfer agent to place a stop order on such certificate in accordance with the vesting schedule set forth below. NVH shall, in exchange for the Strategicus Stock owned by each of Darr Aley, Stephen George and Barry Uphoff, issue and deliver to each of Darr Aley, Stephen George and Barry Uphoff a stock certificate representing the portion of the Merger Consideration which vests immediately pursuant to the vesting schedule set forth in Section 3.2. NVH will deposit with a mutually satisfactory escrow agent forty-eight (48) stock certificates for equal amounts of NVH Stock issued to each of Darr Aley, Stephen George and Barry Uphoff representing in the aggregate the total Merger Consideration which does not vest immediately pursuant to the vesting schedule set forth in Section 3.2. NVH shall instruct its transfer agent to place a stop order on each of these certificates in accordance with the vesting schedule set forth below. The escrow agent shall deliver a stock certificate to each of Darr Aley, Stephen George and Barry Uphoff within ten (10) days after their ownership interest in the shares represented by such certificate has vested pursuant to the vesting schedule set forth in Section 3.2.

     4.   Vesting Schedule.  The terms and conditions set forth in Section 3.2
          ----------------
of the Agreement are hereby deleted and shall be replaced with the following:

          Notwithstanding the delivery of the NVH Stock to the Strategicus Stockholders, their ownership of the NVH Stock is subject to the following vesting schedule:


     Strategicus Stockholders           Vesting Schedule
     ------------------------           ----------------

     Douglas Spink                      12.75% of the NVH Stock to which Douglas
                                        Spink is entitled upon consummation of
                                        the Merger shall vest at the Effective
                                        Time, and the remainder of the NVH Stock shall vest in equal amounts beginning on the last day of the month following the Effective Time and continuing on the last day of each month thereafter over a period of 24 months;

     Barry Uphoff                       6.4% of the NVH Stock to which Barry
                                        Uphoff is entitled upon consummation of
                                        the Merger shall vest at the Effective
                                        Time, and the remainder of the NVH Stock shall vest in equal amounts beginning on the last day of the month following the Effective Time and continuing on the last day of each month thereafter over a period of 48 months;

     Darr Aley                          6.4% of the NVH Stock to which Darr Aley
                                        is entitled upon consummation of the
                                        Merger shall vest at the Effective Time, and the remainder of the NVH Stock shall vest in equal amounts beginning on the last day of the month following the Effective Time and continuing on the last day of each month thereafter over a period of 48 months;

     Stephen George                     6.4% of the NVH Stock to which Stephen
                                        George is entitled upon consummation of
                                        the Merger shall vest at the Effective
                                        Time, and the remainder of the NVH Stock shall vest in equal amounts beginning on the last day of the month following the Effective Time and continuing on the last day of each month thereafter over a period of 48 months.

     Upon vesting of each installment of the NVH Stock, each Strategicus Stockholder's ownership of his vested NVH Stock shall be free and clear of all rights, claims, offsets, deductions and liens of NVH.

     If the employment of Douglas Spink is terminated pursuant to Sections 6.1
(a) through 6.1 (d) of his Employment Agreement with NVH, then he shall forfeit and forever lose all right, title and interest in and to the NVH Stock which is not vested as of the date of termination of his employment, and he shall promptly surrender to NVH all share certificates for NVH Stock which has not vested. If Douglas Spink terminates his employment pursuant to Sections 6.1 (e) or 6.1 (f) of his Employment Agreement with NVH, then all NVH Stock to which he is entitled to receive pursuant to this Agreement shall immediately vest as of the date of termination of his employment. If the consulting agreement of either of Stephen George or Darr Aley is terminated pursuant to Section 5 of his respective Consulting Agreement with NVH, then he shall forfeit and forever lose all right, title and interest in and to the NVH Stock which has not vested as of the date of termination of his consulting agreement. If the consulting agreement of Barry Uphoff is terminated pursuant to Section 5 of his Consulting Agreement with NVH, then he shall forfeit and forever lose all right, title and interest in and to the NVH Stock which has not vested as of the date which is 60 days after the date of termination of his Consulting Agreement.

     5. The following subsections of Section 7.1 of the Agreement are hereby deleted and shall be replaced with the following:

          7.1.4  Employment Agreement.  NVH shall have entered into a mutually
                 --------------------
          acceptable Employment Agreement to be effective as of the Effective Time with Douglas Spink.

          7.1.5  Consulting Agreements.  NVH shall have entered into mutually
                 ---------------------
          acceptable Consulting Agreements to be effective as of the Effective Time with each of Darr Aley, Stephen George and Barry Uphoff.

     6.   The following subsection 7.1.7 shall be added to the Agreement:

          7.1.7  Closing of Investment Transactions with Partner Companies.
                 ---------------------------------------------------------
          Strategicus shall have closed its pending transactions with (i) Asia CD, Inc. whereby Strategicus will purchase 1,000,000 shares of Asia CD, Inc.'s Series A Preferred Stock representing an approximate 12% equity ownership interest of Asia CD, Inc. (assuming the exercise by Strategicus of its conversion rights related to Asia CD, Inc.'s Series A Preferred Stock) for a purchase price of $1,000,000, and (ii) College411.com, Inc. whereby Strategicus will purchase an approximate 10% equity ownership interest of College411.com, Inc. for a purchase price of $100,000.

     IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

NVH:                                NETVALUE HOLDINGS, INC.

                                    By:  /s/ Andrew P. Panzo
                                         -----------------------------
                                         Andrew P. Panzo, President


STRATEGICUS:                        STRATEGICUS PARTNERS INC.

                                    By:  /s/ Douglas Spink
                                         -----------------------------
                                         Douglas Spink, President

                                 SCHEDULE 3.1
                                      TO
                  MERGER AGREEMENT AND PLAN OF REORGANIZATION


                     NVH Stock to Strategicus Shareholders
                     -------------------------------------


                        Series A Preferred Stock       Common Stock
                        ------------------------       ------------
     Douglas Spink               577,865                 1,881,157
     Darr Aley                   577,865                 1,881,157
     Barry Uphoff                577,865                 1,881,157
     Stephen George              577,865                 1,881,157